Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.080997 per unit, payable on December 14, 2022, to unit holders of record on November 30, 2022.

This month’s distribution decreased from the previous month as the result of primarily a decrease in production and pricing for both oil and gas for the Waddell Ranch and Texas Royalty Properties during the month of September. Also, an increase in CAPEX for the Waddell Ranch as year-end activity to complete the 2022 budgeted projects reduced the amount of NPI for the month of September.

WADDELL RANCH

In reporting September production of the Underlying Properties for this month’s press release, production for oil volumes was 193,588 (gross) and was priced at about $84.39 per bbl. Production for gas volumes (including gas liquids) was 717,133 Mcf (gross) and was priced at about $7.42 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $20,428,441 (gross) for September. Lease Operating Expenses were $3,415,807 (gross) and Capital Expenditures (CAPEX) were $13,833,565 (gross) for September, netting to the Net Profit Interest (NPI) of $3,179,068. This would put the trust’s proceeds of 75% as a positive $2,384,301 (net) for the month of September, to contribute to this month’s distribution. For the month of September, there was a significant increase of CAPEX relating to specifically completing a number of horizontal wells in the 2022 budget. Given that if current oil and gas pricing continues, Waddell Ranch should continue to contribute to the distribution in the foreseeable future.

First sales received for the month of September 2022 wells were as follows: (all net to the Trust), 3.4 new drill wells, including 1.5 horizontal wells, 2.6 recompleted wells. Waiting on completion, as of 9/30/2022, were 4.9 drill wells, including 1.1 horizontal wells and 1.9 recompletion wells. Also, 1.9 wells, plugged and abandoned, were completed.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projection of about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 17,441 barrels of oil and 4,152 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,725 barrels of oil and 3,740 Mcf of gas. The average price for oil was $89.18 per bbl and for gas was $20.59 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,640,846. Deducted from these were taxes of $151,281 resulting in a Net Profit of $1,489,565 for the month of September. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,415,087 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	193,588	717,133	145,191	537,850	*	$84.39	$7.42	**
Texas Royalties	17,441	4,152	15,725	3,740	*	$89.18	$20.59	**
Prior Month
Waddell Ranch	196,937	726,510	147,703	544,883	*	$95.03	$8.91	**
Texas Royalties	22,819	14,598	20,858	13,319	*	$90.50	$9.52	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $38,071 resulting in a distribution of $3,775,186 to 46,608,796 units outstanding, or $0.080997 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839